Exhibit 99.1

Contact:	Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com

October 25, 2018

3rd Quarter 2018 Earnings Up 11% at Cass Information Systems, Inc.

Declares 20% Stock Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported third quarter 2018 earnings of $.61 per diluted share, an increase of 11% from the $.55 per diluted share it earned in the third quarter of 2017. Net income for the period was $7.6 million, compared to $6.9 million in 2017.

	3rd Quarter			YTD
	2018	2017	% Change	2018	2017	% Change
Transportation Invoice Volume	9.5 million	9.0 million	6.3	28.3 million	26.6 million	6.6
Transportation Dollar Volume	$7.3 billion	$6.2 billion	17.9	$21.2 billion	$18.3 billion	16.2
Facility Expense Transaction Volume*	7.1 million	6.9 million	2.7	21.4 million	20.5 million	4.6
Facility Expense Dollar Volume*	$3.7 billion	$3.4 billion	8.1	$10.3 billion	$9.6 billion	7.2
Revenues	$37.6 million	$34.3 million	9.7	$110.0 million	$100.3 million	9.7
Net Income	$7.6 million	$6.9 million	10.9	$23.2 million	$19.7 million	17.9
Diluted Earnings per Share	$.61	$.55	10.9	$1.87	$1.58	18.4

*	Includes Energy, Telecom and Waste

2018 3rd Quarter Recap

The increases in revenue and net income of 10% and 11%, respectively, were driven by new customer wins; the development and deployment of new revenue generating services; and higher interest rates. The double-digit bottom-line advances were achieved even as Cass continued to make significant investments in personnel, technology and infrastructure to support future service growth.

Highlighting third quarter performance was an 18% increase in transportation dollar volume. Higher carrier and fuel prices, in concert with higher volume from current accounts, produced the positive result. Transportation invoice volume for the period was up 6%.

Facility-related (electricity, gas, waste and telecom expense management) dollar volume was up 8% with facility expense transaction volume up 3%. Again, new customer wins plus increased volume from current accounts generated the favorable outcome.

Consolidated operating expenses increased $3.5 million (14%) due mainly to on-going strategic investment in the technology and staff required to win new business and support service growth with existing clients.

“Third quarter results were healthy and marked the 3rd consecutive quarter in which the efforts of our team produced a double-digit earnings gain,” stated Eric H. Brunngraber, Cass chairman and chief executive officer. “We are taking advantage of recent tax reform and continue to make the internal investments that will position the company to capitalize on growth opportunities we see emerging over the longer term.”

2018 Earnings Up 18% at Nine-Month Mark

For the nine-month period ended September 30, 2018, the company earned $1.87 per diluted share, an increase of 18% from the $1.58 per diluted share it earned in the same period in 2017. Net income was $23.2 million, compared to $19.7 million in 2017. Revenues rose 10%, from $100.3 million in 2017 to $110.0 million in 2018.

Consolidated operating expenses were up 11%, or $7.9 million, due to increased business and the strategic investments previously cited.

20% Stock Dividend Declared

On October 23, 2018, the company’s board of directors declared a 20% stock dividend payable December 14, 2018 to shareholders of record December 4, 2018. Shareholders will receive one additional share of Cass stock for each five shares owned. No fractional shares will be issued. Shareholders will receive cash for any fractional shares owned based on the share price reported by NASDAQ at the close of trading December 4, 2018.

Additionally, the company’s board of directors declared a fourth quarter dividend of $.26 per share payable December 14, 2018 to shareholders of record December 4, 2018. The upcoming cash payout will apply to all shares held after the 20% stock dividend is completed, effectively increasing the total fourth quarter dividend by 20%. Cass has continuously paid regularly scheduled cash dividends since 1934.

Also, the board voted to restore the capacity of the company’s stock repurchase program to 500,000 shares.

“By authorizing this 20% stock dividend, combined with the actions taken over the last twelve months, our board has effectively increased the dividend payout by nearly 50%. This clearly demonstrates the board’s commitment to rewarding shareholders and confidence in the company’s future growth prospects,” said Brunngraber. “Additionally, replenishing the stock repurchase program gives us the flexibility to continue an initiative that has returned nearly $13 million to shareholders over the past 36 months.”

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing more than $50 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2017.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended September 30, 2018 and 2017:

	Quarter Ended September 30, 2018	Quarter Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Transportation Invoice Volume	9,530	8,962	28,349	26,585
Transportation Dollar Volume	$7,264,898	$6,162,957	$21,227,816	$18,271,178
Facility Expense Transaction Volume	7,124	6,935	21,414	20,477
Facility Expense Dollar Volume	$3,667,007	$3,391,672	$10,338,979	$9,647,573
Payment and Processing Fees	$26,020	$23,761	$76,068	$69,332
Net Investment Income	11,186	10,094	32,514	29,475
Loss on Sales of Securities	—	—	(42)	—
Other	415	446	1,423	1,446

Total Revenues	$37,621	$34,301	$109,963	$100,253

Personnel	$21,747	$19,423	$63,718	$57,384
Occupancy	975	903	2,754	2,634
Equipment	1,434	1,242	4,150	3,746
Other	4,374	3,474	11,553	10,497

Total Operating Expenses	$28,530	$25,042	$82,175	$74,261

Income from Operations before Income Taxes	$9,091	$9,259	$27,788	$25,992
Income Tax Expense	1,481	2,396	4,577	6,309

Net Income	$7,610	$6,863	$23,211	$19,683

Basic Earnings per Share	$.62	$.56	$1.90	$1.61

Diluted Earnings per Share	$.61	$.55	$1.87	$1.58

Average Earning Assets	$1,397,477	$1,395,025	$1,385,488	$1,348,253
Net Interest Margin	3.34%	3.27%	3.32%	3.35%
Allowance for Loan Losses to Loans	1.41%	1.55%	1.41%	1.55%
Non-performing Loans to Total Loans	—	.03%	—	.03%
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—
Provision for Loan Losses	$—	$—	$—	$—